March 19, 2007

Board of Directors
Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu Ji Zong Qu
Harbin Kai Fa Qu
Harbin 150060 China

Dear Directors,

I hereby resign effective immediately as a director of Harbin Electric, Inc.

Very truly yours,

/s/ Oliver Weisberg
Oliver Weisberg